Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tennant Company:
We consent to the incorporation by reference in the registration statements (Nos. 333-2198333, 333-84374, 333-142581, 333-166342, and 333-188151) on Form S-8 of Tennant Company of our report dated February 27, 2020, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2019 and 2018, the related statement of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement Schedule II - Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Tennant Company.
Our report dated February 27, 2020 on internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, Gaomei’s internal control over financial reporting associated with total assets of $41.3 million and total revenues of $15.8 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Gaomei.
Our report dated February 27, 2020 refers to a change to the method of accounting for leases and the method of accounting for revenues.

/s/ KPMG LLP
Minneapolis, Minnesota
February 27, 2020